                                    DEF 14A
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SECTION 14(A) INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement

                            WADE COOK FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ / $500 per each party to the controversy pursuant to the Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1).
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration No.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        WADE COOK FINANCIAL CORPORATION
                         14675 INTERURBAN AVENUE SOUTH
                         SEATTLE, WASHINGTON 98168-4664

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To The Shareholders:

    The Annual Meeting of Shareholders of Wade Cook Financial Corporation will be held at Caesar's Tahoe Hotel and Casino in Stateline, Nevada on August 18th, 1998 at 1:00 p.m., for the following purposes:

    (1) To elect four (4) directors, each to serve a three-year term, and;

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on June 22, 1998 are entitled to notice of, and to vote at, the Meeting.

    All shareholders are cordially invited to attend the Meeting in person.

                                          By order of the Board of Directors

                                                    /s/ LAURA M. COOK
                                                      Laura M. Cook
                                                        SECRETARY

Seattle, Washington
July 16, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ATTACHED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY, LAURA
M. COOK, A NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE MEETING.

                        WADE COOK FINANCIAL CORPORATION
                         14675 INTERURBAN AVENUE SOUTH
                         SEATTLE, WASHINGTON 98168-4664

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed form of proxy is solicited by the Board of Directors of Wade Cook Financial Corporation, a Nevada corporation (the "Company" or "WCFC"), for its Annual Meeting of Shareholders to be held at Caesar's Tahoe Hotel and Casino in Stateline, Nevada on August 18th, 1998 at 1:00 p.m. (the "Meeting"). Copies of these proxy solicitation materials and a copy of the Company's 1997 Annual Report were first mailed to shareholders on or about July 22nd, 1998.

RECORD DATE; OUTSTANDING SHARES; QUORUM

    Holders of record of shares of the Company's common stock, par value $.01 (the "Common Stock"), at the close of business on June 22, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On that date 64,238,678 shares of Common Stock were issued and outstanding. There are no other voting securities of the Company outstanding. The presence in person or by proxy of holders of record of a majority of the issued and outstanding shares of the Common Stock is required to constitute a quorum for the transaction of business at the Meeting.

REVOCABILITY OF PROXY

    Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting a form of proxy bearing a later date or by giving written notice to the Company (Attention: Secretary of the Corporation). If a shareholder attends the Meeting and elects to vote in person, such shareholder's previously executed proxy is thereby revoked.

VOTING AND SOLICITATION

    When the enclosed form of proxy is properly executed and returned, the shares of the Common Stock it represents will be voted in accordance with the directions indicated thereon, OR, if no direction is indicated thereon, it will be voted IN FAVOR of electing the four nominees for director identified below. Shareholders will be entitled to one vote for each share of Common Stock held on the Record Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the ownership of shares of the Common Stock as of June 22, 1998 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group.

Except as noted below, each person named in the table has sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned.

                                                                           BENEFICIALLY
BENEFICIAL OWNER(1)                                                          OWNED(2)         PERCENT OF CLASS(3)
---------------------------------------------------------------------  --------------------  ---------------------
Officers and Directors:

  Wade B. Cook.......................................................        39,789,860(4)             62.0%
  Laura M. Cook......................................................        39,789,860(4)             62.0%
  Cheryle Hamilton...................................................             1,310                *
  Robert T. Hondel...................................................           166,310                *
  John V. Childers, Sr...............................................         1,148,810                 1.8%
  Nicholas Dettman...................................................           0                      *
  Eric W. Marler.....................................................            23,480                *
  Robin Anderson.....................................................            18,050                *
  Burr Cline.........................................................           0                      *

  All executive officers and directors of the Company as a group (10
    persons).........................................................        41,147,800                64.0%

Non-management 5% Shareholders:......................................          NONE

------------------------

 * Represents beneficial ownership of less than 1% of the outstanding shares of the Common Stock

(1) Unless otherwise indicated, the address of the beneficial owner is c/o Wade Cook Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4664.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for calculating the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for calculating the percentage of any other person. Except as indicated by footnote, and except for voting or investment power held jointly with a person's spouse, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown beneficially owned by them.

(3) Percentage is calculated based upon 64,223,685 shares of Common Stock outstanding on March 13, 1998 and takes into account a 3:1 stock split approved by the Board of Directors effective September 15, 1997 and a 3:1 stock split approved by the Board of Directors effective December 23, 1997.

(4) Includes (a) 7,508,345 shares of Common Stock owned of record by Mr. Cook,
    (b) 3,600,140 shares owned by the Wade Cook Family Trust, a trust established for the benefit of Mr. and Mrs. Cook's family, (c) 7,500 shares of Common Stock held by Money Chef, Inc., and (d) shared voting and investment power over 24,200,000 shares of Common Stock owned by the Wade B. Cook and Laura M. Cook Family Trust, a trust established for the benefit of Mr. & Mrs. Cook's family. Wade B. Cook and Laura M. Cook are husband and wife. All shares held by Mr. Cook are held as community property. Mr. Cook is the trustee of the named trusts.

                             ELECTION OF DIRECTORS

    The Company's amended Articles of Incorporation and bylaws, as ratified, provide that directors shall be divided into three groups with each group containing as nearly as possible equal numbers of directors. The terms of office of the four (4) directors nominated for election at this years annual meeting will expire at the annual meeting of shareholders to be held in 2001. The second group of three (3) directors will serve until the next annual meeting of shareholders to be held in 1999, and a third group of three (3) directors will serve until the annual meeting of shareholders to be held in 2000. It is intended that properly executed proxies will be voted FOR the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed form of proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee listed below will be unable or will decline to serve as a director.

DIRECTORS AND EXECUTIVE OFFICERS

    The names of the directors and executive officers of the Company, their ages, the dates they first became directors, information regarding their service on committees of the Board of Directors, and certain biographical information is set forth below.

NAME                                                            AGE                  POSITION              DIRECTOR SINCE
----------------------------------------------------------      ---      --------------------------------  ---------------
Wade B. Cook..............................................          47   Chairman of the Board*                    6/95
Laura M. Cook.............................................          44   Secretary and Director*                   6/95
Cheryle Hamilton..........................................          45   Director*                                 6/97
Robert T. Hondel..........................................          54   Director*                                 6/97
John V. Childers, Sr......................................          52   Director                                  8/95
Nicholas Dettman..........................................          49   Director                                  5/95
Eric W. Marler(3).........................................          39   Director*                                12/96
Robin Anderson............................................          33   Director*                                 6/97
Burr Cline(6).............................................          68   Director                                  7/98
Warren H. Chaney..........................................          54   Director(1)                               8/96
Pamela Andersen...........................................          46   Director*(2)                              8/97
Christopher M. Carde......................................               Director, General Counsel and
                                                                         Interim CEO(4)
Andrew T. Rice............................................               Comptroller, Treasurer and Chief
                                                                         Financial Officer(5)
Caesar Regosa.............................................               Comptroller and Director(7)

------------------------

 *  Indicates members who are executive officers or management of the Company.

(1) Did not stand for re-election at the 1997 Annual Shareholders' Meeting. Certain biographical information regarding Mr. Chaney has been omitted below.

(2) Resigned from the Board effective March 17, 1998. Certain biographical information regarding Pamela Andersen has been omitted below.

(3) Eric W. Marler served as the Chief Financial Officer of the Company from December, 1996 to June, 1997 when he resigned in order to take advantage of another business opportunity. He remains on the Board of Directors and continues to work for a company, Cascade Management Associates, L.P. that provides speaker services to the Company. See "Certain Relationships and Related Transactions"

(4) Christopher W. Carde was terminated by the Company pursuant to a confidential termination agreement dated August 21, 1997. Mr. Carde did not receive any additional severance compensation and agreed to continue to uphold his non-compete agreement. Certain biographical information regarding Mr. Carde has been omitted below.

(5) Andrew T. Rice served as Comptroller from June to December 1997. During that time Mr. Rice became Treasurer and CFO of the Company. Mr. Rice resigned as CFO of the Company in December 1997 and left the Company just prior to the year-end. Certain biographical information regarding Mr. Rice has been omitted below.

(6) Mr. Cline has recently been appointed by the Board of Directors to fill vacated director positions.

(7) Caesar Regosa served as Comptroller, Treasurer and Board Member through May of 1997, whereupon he was terminated by the Company.

NOMINEES FOR DIRECTOR

    CHERYLE HAMILTON has been the Director of Lighthouse Publishing since October, 1996. From March, 1996 to February, 1998, Ms. Hamilton served as Human Resources Director for the Company. Prior to her involvement with the Company, Ms. Hamilton was Executive Assistant of Sunsportswear, Inc., a clothing manufacturer located in Seattle, Washington. She also provided intellectual property and marketing consulting on a contract basis from 1991 to 1994.

    ROBIN ANDERSON is a Director of the Company. Ms. Anderson is the Sales Manager for the Company and has been with the Company since 1994.

    BURR CLINE is a graduate of the University of Washington holding a Bachelor of Science degree in Psychology. Upon completion of his undergraduate education, Mr. Cline served two years active duty as a Lieutenant in the United States Marine Corps and fourteen years in the reserves. In 1994, Mr. Cline retired from 38 years in the insurance industry after spending 20 years as the Regional Director of Agencies for the American Mutual Life Insurance Company of Des Moines, Iowa.

    ROBERT T. HONDEL is a Director of the Company and is the Director of Quantum Marketing, Inc., a subsidiary of the Company, and was the General Sales Manager of Wade Cook Seminars Inc. (WCSI). Mr. Hondel left retirement to join the Company. Prior to joining the Company, Mr. Hondel spent 18 years as the Director and President of the Knapp College of Business in Tacoma, Washington. Mr. Hondel is the uncle of Robin Anderson.

DIRECTORS WHOSE TERMS EXPIRE AFTER 1998

    WADE B. COOK is the Chairman of the Board and President. Mr. Cook also has served as Treasurer and President of WCSI since 1989. Mr. Cook is an internationally recognized author of numerous books on finance, real estate, asset protection and the stock market, a trainer and speaker on these topics, and the developer of educational products on investing and personal wealth management. Mr. Cook is the husband of Laura M. Cook.

    LAURA M. COOK is the Secretary and a member of the Board of Directors of the Company. Mrs. Cook has also served as an officer and operational manager in several subsidiaries of the Company. Mrs. Cook has also managed accounting systems for various corporations for 15 years.

    JOHN V. CHILDERS, SR. is a Director of the Company. In addition to his duties as Director, Mr. Childers acts as a speaker trainer of the Company. Mr. Childers is a director and the former President of Ideal Travel Concepts, a travel company with locations in Tennessee and Florida.

    NICHOLAS DETTMAN is a Director of the Company. He is a captain for Delta Airlines, located in Atlanta, Georgia, and has been with that company for over 30 years. He is the owner and operator of Kalowai Plantation, an orchid ranch in Kauai, Hawaii.

    ERIC W. MARLER is a Director of the Company and has been a speaker for the Company since September, 1996. Mr. Marler also served as Chief Financial Officer of the Company from December, 1996 to June, 1997. Mr. Marler is Vice President of Cascade Management Associates, L.P., a firm that provides tax consulting. Prior to his involvement with the Company, Mr. Marler practiced as a Certified Public Accountant giving advice on income tax and profitability planning with Martin/Grambush, P.C., an accounting firm located in Kirkland, Washington.

VOTE REQUIRED

    The candidates elected will be those receiving the largest number of votes cast by the shares of Common Stock entitled to vote in the election, up to the number of directors to be elected by such shares. Shares of Common Stock held by persons who abstain from voting and broker "non-votes" will not be counted in the election.

BOARD MEETINGS AND COMMITTEES

    During 1997, the Board of Directors held 10 meetings. Each current member attended at least 100% of the meetings of the Board of Directors for which they were eligible to attend.

    There were no committee meetings of the Board for 1997. In June of 1998, the Board of Directors eliminated the Employee Committee. The Board of Directors does not have a Nominating Committee.

    The bylaws contain provisions for an Executive Committee, an Audit Committee, and a Compensation Committee. A description of the duties of each of these committees and the identification of the members of the Board of Directors who will serve on each committee is as follows:

    The Executive Committee has the authority to approve the acquisition, financing and disposition of investments for the Company and execute certain contracts and agreements, including those related to borrowing money by the Company, and generally will exercise all other powers of the Board of Directors except for those which require action by the Board of Directors under the Articles of Incorporation, bylaws or applicable law. The members of the Executive Committee are Wade B. Cook and Laura M. Cook.

    The Audit Committee has been established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The members of the Audit Committee are Nicholas Dettman and Eric W. Marler.

    The Compensation Committee has been established to review the Company's general compensation strategy, establish the salaries of, and review the benefit programs for, the Chairman and Chief Executive Officer and set the salaries of, and review the benefit programs for, those persons who report directly to the Chief Executive Officer, and to approve certain employment contracts. The members of the Compensation Committee are Eric W. Marler and John V. Childers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company has served as a member of the board of directors or compensation committee of any company in which another Board member is an executive officer.

COMPENSATION OF DIRECTORS

    The Company pays each director a fee of $3,000, payable quarterly, in advance. In addition, the Company reimburses non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with their activities on behalf of the Company. Directors of the Company are eligible for participation in the Wade Cook Financial Corporation 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan is administered by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain compensation information for each of the last three fiscal years for the Chief Executive Officer and each of the next four most highly compensated executive officers whose compensation exceeded $100,000 and two additional persons for whom disclosure would have been required had such persons been executive officers of the Company.

                                                                                      OTHER
NAME AND POSITION                                            YEAR       SALARY      BENEFITS     OTHER COMPENSATION
---------------------------------------------------------  ---------  ----------  -------------  -------------------
Wade B. Cook, ...........................................       1997  $  238,240    $   7,500(1)    $   9,996,840(2)
  Chairman, President                                           1996  $   90,628       --           $   4,366,183(2)
  And CEO                                                       1995  $  755,550       --           $      82,923

Robert T. Hondel, .......................................       1997  $  112,231       --           $      81,403
  General Sales                                                 1996  $  179,532       --                --
  Manager                                                       1995  $   62,500       --                --

Kim Brydson, ............................................       1997  $  182,185       --                --
  Director of                                                   1996  $   63,120       --           $      17,923
  Marketing                                                     1995      --           --           $       2,550

Cheryle Hamilton, .......................................       1997  $  120,446       --                --
  Director of Lighthouse                                        1996  $   34,781       --                --
  Publishing, Inc. (a wholly owned subsidiary)                  1995      --           --                --

Scott Curry, ............................................       1997  $  124,645       --                --
  Sales Representative                                          1996  $   21,527       --                --
                                                                1995      --           --                --

------------------------

(1) Represents payment of the annual premium Life Insurance Policy on Wade B. Cook with Laura M. Cook as beneficiary.

(2) Represents amounts paid by WCSI to Mr. Cook or his affiliates pursuant to a Product Agreement. See "Certain Relationships and Related Transactions"

    Certain of the Company's executive officers received personal benefits in addition to salary and cash bonuses, including car allowances or the use of a car owned by the Company. The aggregate amount of such personal benefits however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such executive officer.

EMPLOYMENT AND TERMINATION AGREEMENTS

    Pursuant to an Employment Agreement, dated as of June 25, 1997 and effective as of July 1, 1997, Mr. Cook is employed as Chief Executive Officer and President of the Company. The Employment Agreement provides for a three-year term in which Mr. Cook will receive an annual base salary of $240,000 in Year 1, $265,000 in Year 2 and $290,000 in Year 3. According to the Employment Agreement, Mr. Cook may receive additional bonuses for work as approved by the Board of Directors of the Company. To date, no such bonuses have been requested or approved. In addition, Mr. Cook is entitled to reimbursement for reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. See "DIRECTORS AND EXECUTIVE OFFICERS -- CARDE" and relevant note.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options during fiscal year 1997 to each of the Named Officers. No stock appreciation rights ("SARs") have been granted by the Company.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                               % OF SECURITY'S
                                 SECURITY    UNDERLYING OPTIONS                                    ANNUAL RATES OF
INDIVIDUAL GRANTS(1)            UNDERLYING       GRANTED TO           EXERCISE                       STOCK PRICE
------------------------------   OPTIONS     EMPLOYEES IS FISCAL       PRICE        EXPIRATION     APPRECIATION OR
NAME                            GRANTED(2)          YEAR             ($/SHARE)        DATE(S)      OPTION TERM(1)
------------------------------  ----------  ---------------------   ------------   -------------   ---------------

                                                                                                    5%($) 10%($)
Wade B. Cook, Chairman........     NONE
Laura M. Cook, Secretary......     NONE

------------------------

(1) Under the terms of the Stock Option and Stock Award Plan all options to purchase the Company's Common Stock granted have ten-year terms. The per share exercise price in each case is equal to or greater than the closing price of the Company's Common Stock on the date of grant as reported on the OTC BB. The purchase price of Common Stock acquired by the exercise of options may be paid by the delivery of shares of Common Stock previously acquired by the optionee. The Board has broad discretion and authority to amend outstanding options and re-price such options, whether through an exchange of options or amendments thereto.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE

    The number of shares acquired upon exercise of options and the value realized from any such exercise, during fiscal year 1997, and the number of shares subject to exercisable and unexercisable options held and their values at December 31, 1997 for each of the Named Officers are set forth in the following table.

                                                                                               VALUE OF UNEXERCISED
                                                                   NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS
                                    SHARES          VALUE         UNDERLYING UNEXERCISED           AT FY-END ($)
                                   ACQUIRED       REALIZED        OPTIONS AT FY-END (#)            EXERCISABLE/
NAME                            EXERCISE (#)(1)    ($)(1)       EXERCISABLE/UNEXERCISABLE        UNEXERCISABLE(2)
------------------------------  ---------------  -----------   ----------------------------   -----------------------
Wade B. Cook, Chairman........       NONE
Laura M. Cook, Secretary......       NONE

------------------------

(1) No options were exercised during 1997.

(2) No options were in-the-money at the time of grant or at fiscal year end. "In-the-money" means that the market price of the underlying shares is higher than the price at which shares can be purchased by exercise of an option.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive Officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On March 20, 1998, Mr. Cook and the Company entered into a new Product Agreement adding additional licensed materials. As with the previous Open Ended Product Agreement, the license is nonexclusive and provides Mr. Cook with a 10% royalty rate of all gross sales for the products license, and will remain in effect until June 30, 2002. The Company paid royalties to Mr. Cook or entities controlled by Mr. Cook of $9,996,840 in 1997, $2,199,130 in 1996, and $755,550
in 1995.

    The Company has licensed the rights to various books authored by Mr. Cook. Under the terms of each Publishing Agreement, Mr. Cook is paid a royalty of ten percent (10%) of the retail price of each book sold. The amount of royalties paid to Mr. Cook and his affiliates under the Publishing Agreements in 1997, 1996, and 1995 is included in the amounts stated above as paid royalties.

    Wade Cook Seminars, Inc. ("WCSI") has two loans to Paul Cook, Mr. Cook's brother, in the amount of seventy-five thousand dollars ($75,000) and thirteen thousand dollars ($13,000). The first loan in the amount of seventy-five thousand dollars ($75,000) was executed on June 18, 1997 for a two-year term at an interest rate of 11 percent (11%) per annum. The second loan for thirteen thousand dollars ($13,000) was executed on January 1, 1998 for a one year term at an interest rate of eleven percent (11%) per annum. Both loans are secured by a deed of trust on Paul Cook's home in Salt Lake City, Utah. The Company contracts with Grand Teton, a company owned or controlled by Paul Cook, to provide speaker services. The Company paid to Paul Cook and Grand Teton $178,700, $46,648 and $3,500 in 1997, 1996 and 1995, respectively.

    Scott Scheuerman, Mr. Cook's brother-in-law, is president of USA Corporate Services, Inc. (USA), BOSS Services, Inc., (BOSS), and Acorn Services, Inc. and is also secretary and treasurer of Black Ink Inc., all of which are Nevada corporations. Boss and Acorn provide business office support services and registered agent services respectively, and both have corporate offices in Nevada. USA and Black Ink Inc. provide incorporation services and corporate documentation. USA and Black Ink Inc.'s corporate offices are located in WCFC's headquarters in Seattle, Washington. USA and Black Ink Inc. leases the office space for their corporate headquarters from Wade Cook Seminars, Inc. The Company markets the services of USA, BOSS, Acorn, and Black Ink Inc. to its seminar attendees. In 1997, the Company paid approximately $1,990 to Acorn, approximately $1,027,501 to USA, and approximately $91,725 to Black Ink Inc. The Company paid $117,866 and $123,242 to these entities in 1996 and 1995, respectively.

    Eric W. Marler, a Director and speaker for the Company, is the owner of 50% of the issued units of Cascade Management Associates, L.P. ("Cascade"). Cascade provides WCSI with the speaking services of Mr. Marler. The Company paid $103,009 to Cascade in 1997 and $35,555 in 1996. There is no record of payment to Cascade in prior years.

    John V. Childers, Sr., a Director of the Company, contracts with WCSI through Speaker Services, Inc. ("Speaker Services"), corporation owned or controlled by Mr. Childers, to develop and direct speaker training programs for WCSI. Mr. Childers receives a commission based on the gross sales of Financial Clinics and Wall Street Workshops. The Company paid Speaker Services $254,422 and Seminar Services $166,860 in 1997, $22,710 in 1996, and $3,080 in 1995. The
Company paid Mr. Childers $421,282 in 1997 and has no record of direct payment to him in prior years. Additionally, Mr. Childers is the former president and director of Ideal Travel Concepts Inc. ("Ideal"). WCFC executed a stock purchase agreement with Ideal effective August 1, 1997 to purchase Ideal for 358,333 shares of restricted Common Stock of the Company for a total purchase price of $2,150,000. Ideal provides travel services to the Company and others and has offices in Tennessee and Florida. Ideal also provides travel agent training kits which are marketed by WCSI.

    Effective January 1, 1998, the Company acquired Quantum Marketing, Inc. ("Quantum") from Robert T. Hondel, a Director of the Company in exchange for 45,000 resticted shares of Common Stock in the Company. Quantum provides retail and local marketing of the products of the Company through individual Wade Cook Financial Education Centers. Most centers contain a business bookstore, a sales office, and an alumni center. Mr. Hondel will remain as the President of Quantum. Mr. Hondel also assigned all rights and interests in Wade Cook Financial Education Centers, Inc., a Nevada corporation to the Company for one dollar.

    On January 9, 1998, WCSI executed a loan to Robert T. Hondel, a Director and the President of Quantum Marketing, Inc., which is now a wholly-owned subsidiary of the Company. The loan was in the amount of forty-thousand dollars ($40,000) for a term of 4 years at an interest rate of 10% per annum. On July 31, 1997, Robert Hondel executed a promissory note in the principal amount of $300,000 in favor of WCSI. The note is secured by a lien on Mr. Hondel's real property located in Graham, Washington and bears interest at a rate of 10% per year payable in monthly installments of $2,500 plus 50% of all monthly income received by Quantum Marketing and its affiliates in excess of $8,000 per month beginning September 5, 1997 until paid in full.

    Money Chef, Inc., an affiliate of Wade B. Cook, has a 50% ownership interest in Newstart Centre, Inc., a Utah corporation ("Newstart") that specializes in automobile sales and leasing to consumers unable to obtain financing from traditional sources. Money Chef, Inc. also purchased the property which is currently leased to Newstart. The Company originally planned to purchase the interest of Newstart, and the land leased by Newstart at the time of the acquisition by Money Chef, Inc., but was not in a position to do so at the time of closing. With the approval of the Board, Mr. Cook made the acquisition personally through his interest in Money Chef, Inc. which enabled the Company further time to consider the investment. The Board has subsequently agreed to purchase both the land and the 50% interest in

Newstart for one dollar above that which Mr. Cook and/or Money Chef has invested to date for said property and 50% interest in Newstart. The Company intends to complete this acquisition in the next quarter. WCSI, Left Coast Advertising, Inc., and Information Quest, Inc. have a total of eight outstanding loans to Newstart. On May 23, June 20, and July 25 of 1997 and January 20, 1998, WCSI executed four loans with Newstart. Each loan was in the amount of one-hundred and twenty-five thousand dollars ($125,000) for a term of 4 years. All of the loans executed in 1997 were at an interest rate of seventeen percent (17%) per year. The loan executed on January 20, 1998 was at an interest rate of fifteen percent (15%) per year. On August 22, and October 9, of 1997, Information Quest executed two loans with Newstart for one-hundred and twenty-five thousand dollars ($125,000) each for a term of four (4) years at an interest rate of seventeen percent (17%) per year. Left Coast Advertising executed two separate loans with Newstart, on August 19, and October 9, of 1997. These loans were in the amount of one-hundred and twenty-five thousand dollars ($125,000) for a term of four years at an interest rate of 17% per year. All of these loans are secured by titles to automobiles purchased with these funds.

    Effective January 1, 1998, WCFC acquired all of the stock in Information Quest, Inc., a Nevada corporation ("IQI"), from Thomas and Linnet Cloward in exchange for 45,000 restricted shares of common stock in the Company. Mr. Cloward was the former Chief Information Officer of the Company and will continue as President of IQI under the terms of an Employment Agreement effective April 1, 1998 and terminating December 31, 1998. The Employment Agreement provides for a base salary of $60,000 and a one percent commission override on IQI Sales. The Employement Agreement further provides Cloward the option to purchase 45,000 restricted shares of WADE at $2.00 per share on September 1, 1999. Ms. Cloward is an employee of the Company. Information Quest, Inc. is a provider of subscription paging service related to stock market developments. The Company has also licensed the rights to the IQ Pager, the primary product of IQI, from Mr. Cloward, the inventor, in exchange for a two and one-half percent royalty of gross revenues related to the product. Prior to the acquisition of IQI and the license from Cloward, the Company had a marketing arrangement with IQI wherein the Company split equally the gross income of all IQ Pagers sold by the Company.

    Effective January 1, 1998, WCFC acquired all of the stock in Get Ahead Bookstores, Inc., a Nevada corporation ("Get Ahead") from Glendon H. Sypher for an Assignment of all of his right, title and interest in and to such stock for one dollar. Mr. Sypher was hired to begin Get Ahead operations from funds advanced by the Company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

    The Board of Directors is responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers. See "Election of Directors--Board Meetings and Committees." The purpose of this report is to inform shareholders of the Company's compensation policies for executive officers and rationale for the compensation paid to executive officers in fiscal year 1997.

    The amount of compensation paid by the Company to each of its directors and officers and the terms of employment was determined solely by Wade B. Cook except as otherwise noted below. The Company believes that the compensation paid to its directors and officers, including Wade B. Cook, is competitive with that paid by similar companies.

    The compensations and benefits for 1997 of the Chief Executive Officer and the other executive officers of the Company are determined by oral employment agreements (except as otherwise noted below). The terms of such agreements were negotiated with Wade B. Cook, generally, at arms length. Mr. Cook's employment agreement for 1997 to 2000 was negotiated through the Company's General Counsel and was based on a general consideration of the compensation of similarly situated chief executive officers in the Pacific Northwest region of the United States.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Wade B. Cook's minimum base salary for 1997 was set by him and approved by the Board of Directors. Mr. Cook's base salary was set at an annual level below that comparable to executives similarly situated at companies in the financial education and seminar industry. Also considered were Mr. Cook's value to the Company on a going forward basis and the levels of income Mr. Cook could earn if he were not employed by the Company.

COMPENSATION OF ALL EXECUTIVE OFFICERS

    All executive officers of the Company are compensated on a performance-based system of generating sales and opportunities to and for the Company in exchange for salaries and bonuses. Generally, Mr. Cook negotiates all salaries. The Company believes that the levels of compensation and benefits set for executive officers is comparable to those set in similar companies for persons performing the same or similar functions.

    In one instance in 1997, employees, including executive officers, were granted small direct awards of the Company's Common Stock. In each instance, the employee receiving the grant was a dedicated employee of the Company. The Board of Directors believes that the use of direct stock awards is appropriate for employees and in the future intends to use direct stock awards to reward outstanding service to the Company or to attract and retain individuals with exceptional talent and credentials. The use of incentives such as stock options or awards is intended to further align the interests of executive officers and other key employees with those of the Company's shareholder.

    The Omnibus Budget Reconciliation Act of 1993 as codified in the Internal Revenue Code established certain criteria for the tax deductibility of compensation in excess of $1 million paid to any one of the Company's executive officers. The effect of Section 162(m) of the Internal Revenue Code is that starting with tax years beginning after January 1, 1994, a publicly held corporation may not deduct compensation paid to its chief executive officer and its four other most-highly compensated officers in excess of $1 million per officer during a corporate taxable year except to the extent such amounts in excess of $1 million qualify for an exception to this limitation. To qualify for this exception, such amounts must be determined on the basis of pre-established, objective, nondiscretionary formulae that meet certain shareholder and outside director approval requirements.

Submitted by the Board of Directors:

/s/ Wade B. Cook
Wade B. Cook, Chairman

                            STOCK PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total shareholder return since the Common Stock became registered under Section 12 of the Securities Exchange Act of 1934 on June 30, 1997 with the Russell 2000 Index and an index of certain companies having the same Standard Industrial Classification Code. The graph assumes that the value of an investment in the Company's Common Stock at June 30, 1997 at the closing price of $1.68 per share and each index was $100.00 on June 30, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                    WADE COOK FINANCIAL CORP.      SIC CODE INDEX      RUSSELL 2000 INDEX
6/30/97                                100.00              100.00                  100.00
7/31/97                                350.00              104.13                  104.64
8/29/97                               1019.64               99.92                  107.03
9/30/97                                602.98              105.73                  114.86
10/31/97                               662.20              109.62                  109.82
11/28/97                               625.00              104.31                  109.11
12/31/97                               249.26              108.01                  111.02
1/30/98                                195.32              114.95                  109.26
2/27/98                                178.57              126.86                  117.34
3/31/98                                161.83              131.97                  122.18
4/30/98                                135.79              128.08                  122.86
5/31/98                                106.02              129.24                  116.24

OTHER MATTERS

COST OF SOLICITING PROXIES

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, employees and directors of the Company, without extra remuneration, may solicit proxies personally or by telephone. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

SHAREHOLDER PROPOSALS

    Shareholders having proposals that they desire to present at next year's annual meeting of shareholders should, if they desire that such proposals be included in the Board of Directors' Proxy and Proxy Statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive office in Seattle, Washington not later than December 1, 1998. Proposals may be mailed to: 14675 Interurban Avenue South, Seattle, Washington 98168-4664, Attention: General Counsel.

OTHER BUSINESS

    The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares of Common Stock will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

                                          By Order of the Board of Directors

                                                    /s/ LAURA M. COOK
                                                      Laura M. Cook
                                                        SECRETARY

Seattle, Washington
July 16, 1998

                        WADE COOK FINANCIAL CORPORATION

            14675 INTERURBAN AVENUE SOUTH, SEATTLE, WASHINGTON 98168 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Wade Cook, Lisa Michaels and Kiman Lucas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of Wade Cook Financial Corporation (the "Company") held of record by the undersigned on June 22, 1998, at the Annual Meeting of Stockholders to be held on August 18, 1998 or any adjournment thereof.

                      (TO BE SIGNED ON REVERSE SIDE.)

A /X/ Please mark your          DO NOT PRINT
      votes as in this          IN THIS AREA
      example using
      dark ink only.

-------------------------------------------------------------------------------

                          WITHHOLD                       FOR  AGAINST  ABSTAIN
                   FOR   AUTHORITY    Nominees:
(1) ELECTION OF
    DIRECTORS     / /       / /       Cheryle Hamilton   / /    / /      / /
                                      Burr Cline         / /    / /      / /
FOR except vote withheld from         Robin Anderson     / /    / /      / /
the following nominees:               Robert T. Handel   / /    / /      / /

------------------------------

--------------------------------------------

               DO NOT PRINT
               IN THIS AREA

--------------------------------------------

                         Date                1998                             Date        1998
------------------------      --------------      ---------------------------      ------
      SIGNATURE                                    SIGNATURE IF HELD JOINTLY

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).